Exhibit 99.1

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, MA 01880

Phone: 781/224-0880    Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Executive Vice President, Chief
	Chief Executive Officer	Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS

PROVIDES UPDATE ON LAWSUIT

WAKEFIELD, MASSACHUSETTS – December 13, 2007 - American Dental Partners, Inc., (NASDAQ: ADPI) announced results of the trial related to the litigation between PDG, P.A. (“PDG”) and PDHC, Ltd. (“PDHC”), one of the Company’s Minnesota subsidiaries, and the Company. The trial, which began on November 13, 2007, was held in the District Court of Hennepin County, Minnesota (“Court”).

On December 12, 2007, the jury found PDHC or ADPI liable for breach of the service agreement and awarded compensatory damages of $9,413,397, breach of implied covenant of good faith and fair dealing and awarded compensatory damages of $11,500,000, breach of fiduciary duty and awarded compensatory damages of $200,000, tortious interference with contract or prospective advantage and awarded compensatory damages of $67,000,000 and defamation and awarded compensatory damages of $177,250, with aggregate compensatory damages of $88,290,647. The jury found that PDHC and ADPI were not liable on the remaining claims made by PDG.

The jury found that PDG was not liable on any of the claims made by PDHC or ADPI.

The jury is now considering the issue of whether PDG should be awarded punitive damages in addition to the compensatory damages described above.

The Company is considering and evaluating the jury’s verdict and the Company’s options.

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 26 dental group practices which have 261 dental facilities with approximately 2,301 operatories located in 18 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our acquisition and affiliation strategy, economic, regulatory and/or other factors outside the control of the Company, which are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2006.